Exhibit 10.9

CONSULTING AGREEMENT

This Agreement is made as of January 1, 2024 by and between MavDB Consulting LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Consultant”) and Green Circle Decarbonize Technology Limited (“Green Circle”), in order to set forth the terms and conditions upon which Consultant is engaged by Green Circle.

In consideration of the engagement of the Consultant by Green Circle, the above premises and agreements hereinafter set forth, the parties agree as follows:

1.	Services. Green Circle hereby engages Consultant and Consultant accepts such engagement with Green Circle to perform certain services as more specifically set forth in Section 2 below in relation to the IPO (the “Services”), upon the terms and subject to the conditions contained herein. Consultant shall, in providing the Services, devote such time and attention to the Services as requested by Green Circle or as determined in Consultant’s discretion is necessary to complete the Services. Consultant agrees that it and all of its employees and Consultants, if any, shall observe all rules and policies of Green Circle and perform the Services in a professional, courteous and timely manner. Consultant shall not utilize subcontractor or otherwise contract out the performance of the Services to any third party except with Green Circle’s prior written consent.

2.	Scope of Services. In consideration for the consulting fee to be paid by Green Circle to the Consultant, the Consultant shall provide Green Circle the scope of services set forth on Schedule A for five (5) years from the date of this Agreement (“Service Period”).

3.	Consulting Fee. In consideration for the Services provided by Consultant to Green Circle, Green Circle shall pay the Consultant a consulting fee of US$50,000 for a year, in total of US$250,000 for the whole Service Period as set forth on Schedule B.

4.	Indemnification. To the maximum extent permitted by applicable law, the Consultant shall indemnify and hold harmless Green Circle and its officers, directors, employees, representatives and members and any Green Circle or customer of Green Circle for whose benefit Consultant performs any services from any claims, demands, losses, liability, damages or expenses, including reasonable attorneys’ fees, arising in any way from (a) any activities of the Consultant outside the scope of this Agreement; (b) any breach by the Consultant of any of the terms or conditions of or representations and warranties of Consultant in this Agreement; (c) any failure on the part of Consultant or any of Consultant employees to pay any taxes, whether federal, state or local, and whether income, payroll or otherwise imposed upon Consultant compensation hereunder or otherwise; (d) any claims against Green Circle or Green Circle by any of Consultant employees or consultant, including claims for wages or for benefits or compensation offered by Green Circle or Green Circle to their respective employees; (e) any violation by Consultant or any of its employees or Consultant of any applicable laws, rules or regulations governing the provision of the Services; and (f) to the extent not covered in (a) through (e), Consultant performance of the Services provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, including but not limited to, the loss of use resulting therefrom regardless of whether or not it is caused in part by the party indemnified hereunder. Green Circle may offset any sums due to the Consultant against any amounts due to Green Circle or Green Circle pursuant to the foregoing indemnification. For purposes of this indemnification, any actions or omissions of any subcontractor of Consultant shall be deemed actions or omissions of Consultant.

5.	Performance of Services. The Consultant shall devote Consultant reasonable best efforts to the performance of the Services and shall perform the Services to the best of Consultant abilities. Consultant is retained on a nonexclusive basis and may engage in and simultaneously perform under any other contract while performing its obligations under this Agreement, provided that, such engagement or performance does not interfere with Consultant obligations under this Agreement. Consultant shall perform all work at Consultant own risk.

6.	Representations and Covenants of Consultant. The Consultant represents, warrants and covenants that: (a) Consultant is free to enter this Agreement and has made no agreement and has no obligation inconsistent with Consultant obligations hereunder; (b) neither Consultant, nor any of its employees or consultant, are in violation of, or shall violate, any written or oral agreement it, he or she is a party to as a result of Consultant entering into this Agreement and performing the Services; and (c) Consultant shall cooperate fully and provide assistance to Green Circle in the resolution and investigation of any complaint, claim, action or proceeding brought by or involving any of Consultants employees or consultants.

7.	Term. This Agreement shall become effective immediately upon execution hereof and may be terminated at the discretion of the consultant at anytime.

8.	Confidentiality. (a) “Confidential Information” shall mean all confidential and proprietary information of Green Circle, including without limitation, all information concerning Green Circle’s prospective, Green Circle contact persons, business plans, finances, pricing, sales and marketing information, research strategies, techniques, products, services, software, code, applications, methods, essential ideas, employees and Consultants and confidential information of Green Circle which the Consultant receives or has access to as a result of performing the Services, in any form, whether written, oral or machine-readable. Confidential Information does not include information known to Consultant at the time of disclosure to Consultant by Green Circle as evidenced by written records or is publicly known and generally available through no wrongful act of Consultant. (b) All Confidential Information is the property of and confidential to Green Circle. Neither Consultant, nor its employees or consultant, shall, during Consultant engagement with Green Circle or at any time thereafter, directly or indirectly disclose, in whole or in part, Consultant Information to any person or entity for any reason or purpose whatsoever, except on behalf of Green Circle in accordance with Green Circle’s policies, or make use of any Confidential Information for its, his or her own purposes or for the benefit of any person or entity other than Green Circle in accordance with Green Circle’s policies. Consultant agrees to take all precautions necessary to safeguard all Confidential Information against unauthorized use or reproduction by third parties. (c) Upon the earlier of Green Circle’s request and the termination of Consultant’s engagement with Green Circle, Consultant shall immediately turn over to Green Circle all documents, papers and other material, including all copies thereof, in Consultant possession or under Consultant control, which may constitute, contain or be derived from Confidential Information, whether in written, digital or machine-readable form, together with all documents, notes and other work product which is connected with or derived from Consultant services to Green Circle.

9.	Insurance. Consultant agrees that it shall, at its own cost and expense, obtain and provide evidence of general liability and any other insurance coverage requested by Green Circle in amounts satisfactory to Green Circle from time to time upon the request of Green Circle.

10.	Survival. Upon the termination of this Agreement, all rights and duties of the parties toward each other shall cease, except Sections 5, 7, 9, and 12 through 19 herein shall survive.

11.	Entire Agreement. This Agreement embodies the entire agreement and understanding by and between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings, whether written, oral or otherwise, between the parties with respect to the engagement of the Consultant by Green Circle.

12.	Severability. If one or more of the provisions in this Agreement are deemed void by law, the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent.

13.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico without regard to conflict of law principles.

14.	Jurisdiction. The parties hereto hereby consent to the jurisdiction of any court of competent jurisdiction located in San Juan, Puerto Rico for all purposes in connection with any legal proceeding between them relating to or arising out of this Agreement.

15.	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other, except Green Circle may assign this Agreement and/or any of its rights, interests or obligations hereunder to any successor to all or a part of its business without the prior written consent of the Consultant.

16.	Third Parties. This Agreement is not intended to confer upon any other person or entity other than the parties hereto, Green Circle and Green Circle’s subsidiaries, parents and affiliates any rights or remedies hereunder.

17.	Waiver. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach of the same term or provision or a waiver of any other term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above.

CONSULTANT:	Green Circle:

MavDB Consulting LLC	Green Circle Decarbonize Technology Limited

Name:	Name:	Chan Kam Biu Richard

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above.

CONSULTANT:		Green Circle:

MavDB Consulting LLC		Green Circle Decarbonize Technology Limited

Name:	David J Bartch	Name:	Chan Kam Biu Richard

SCHEDULE A

Scope of Services

The services to be provided by the Consultant to Green Circle, in consideration of the consulting fee to be paid by Green Circle to the Consultant - as established in this Agreement -, consist of the following:

Capital Markets Consulting

Introductions to potential investors

Global markets consulting

Introduction to potential M&A targets

Introduction to service providers including but not limited to investment banks, underwriters, legal firms, governance experts and auditors

Preparation of investor materials including but not limited to investor decks and presentation if needed

Counseling and training on investment pitches and presentations

SCHEDULE B

Consulting Fee

The consulting fee to be provided by the Green Circle to Consultant, in consultation of the Services to be provided by the Consultant to Green Circle - as set forth in Schedule A of this Agreement - consists of:

-	US$50,000 consulting fee for a year, which total of US$250,000 for five (5) years’ service period starting from January 1, 2024.

-	The Consultant and Green Circle agree that Green Circle shall settle the consulting fee of total US$250,000 by issuing 1,000,000 common shares of Green Circle at par value of US$0.001 to the Consultant, upon execution of this agreement.